Exhibit 99.3

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF TRIVASCULAR TECHNOLOGIES, INC. AS OF JUNE 30, 2015 AND 2014 AND FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

TRIVASCULAR TECHNOLOGIES, INC.

Consolidated Balance Sheets

(unaudited)

(in thousands, except par value)

	June 30, 2015	December 31, 2014 [1]
Assets
Current assets
Cash and cash equivalents	$21,966	$32,896
Short-term investments	30,747	46,084
Accounts receivable, net	6,804	6,565
Inventories, net	9,139	8,570
Prepaid expenses and other current assets	2,953	2,932

Total current assets	71,609	97,047
Property and equipment, net	1,057	1,248
Goodwill	8,259	8,259
Other intangible assets	1,182	1,182
Other assets	753	797

Total assets	$82,860	$108,533

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,970	$1,862
Accrued liabilities and other	7,619	8,465

Total current liabilities	10,589	10,327
Notes payable	56,214	55,004
Other long term liabilities	3,382	3,629

Total liabilities	70,185	68,960

Commitments and contingencies (Note 8)
Stockholders’ equity
Preferred stock, $0.01 par value, 5,000 shares authorized, 0 shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 20,396 and 20,168 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	204	202
Additional paid-in capital	338,960	335,445
Accumulated other comprehensive loss	(102)	(180)
Accumulated deficit	(326,387)	(295,894)

Total stockholders’ equity	12,675	39,573

Total liabilities and stockholders’ equity	$82,860	$108,533

[1]	The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

The accompanying notes are an integral part of these consolidated financial statements.

TRIVASCULAR TECHNOLOGIES, INC.

Consolidated Statements of Comprehensive Loss

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenue	$9,733	$7,798	$17,758	$14,832
Cost of goods sold	3,758	3,463	7,118	7,128

Gross profit	5,975	4,335	10,640	7,704
Operating expenses:
Sales, general and administrative	14,689	13,008	28,856	25,200
Research and development	4,099	4,066	8,144	7,872

Total operating expenses	18,788	17,074	37,000	33,072

Loss from operations	(12,813)	(12,739)	(26,360)	(25,368)
Other expense:
Interest expense	(1,912)	(2,454)	(3,786)	(4,143)
Interest income and other expense, net	(66)	698	(215)	616

Loss before income tax expense	(14,791)	(14,495)	(30,361)	(28,895)
Provision for income tax	65	77	132	100

Net loss	$(14,856)	$(14,572)	$(30,493)	$(28,995)

Net loss per share, basic and diluted	$(0.73)	$(0.87)	$(1.50)	$(3.30)

Weighted average shares used to compute net loss per share, basic and diluted	20,373	16,810	20,286	8,789

Change in foreign currency translation adjustment	223	(27)	69	(47)
Change in unrealized (loss) gain on short-term investments	(2)	—	8	—

Other comprehensive income (loss)	221	(27)	77	(47)

Comprehensive loss	$(14,635)	$(14,599)	$(30,416)	$(29,042)

The accompanying notes are an integral part of these consolidated financial statements.

TRIVASCULAR TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six months ended June 30,
	2015	2014
Cash flows from operating activities
Net loss	$(30,493)	$(28,995)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization of property and equipment	243	273
Amortization of premium on short-term investments	166	—
Amortization of debt issuance costs and debt discount	331	336
Provision for excess and obsolete inventory	298	471
Provision for bad debts	39	—
Changes in fair value of warrants	—	(633)
Stock-based compensation expense	2,305	1,135
Non-cash interest expense on notes payable	925	1,295
Changes in assets and liabilities
Accounts receivable	(218)	(917)
Inventories	(867)	(1,014)
Prepaid expenses and other current assets	(28)	664
Accounts payable	1,108	199
Accrued liabilities and other	(625)	540

Net cash used in operating activities	(26,816)	(26,646)

Cash flows from investing activities
Purchase of short-term investments	(6,863)	—
Proceeds from maturity of short-term investments	22,042	—
Purchase of property and equipment	(55)	(67)

Net cash provided by (used in) investing activities	15,124	(67)

Cash flows from financing activities
Proceeds from initial public offering, net	—	81,361
Repayments of existing notes payable	—	(4,599)
Proceeds from notes payable	—	6,000
Proceeds from issuance of common stock	772	1,508

Net cash provided by financing activities	772	84,270

Effects of exchange rate changes on cash	(10)	(8)

Net (decrease) increase in cash and cash equivalents	(10,930)	57,549
Cash and cash equivalents
Beginning of period	32,896	38,108

End of period	$21,966	$95,657

Supplemental cash flow information
Interest paid on notes payable	2,531	2,513
Cash paid for income taxes	27	32
Significant non-cash transactions
Conversion of convertible preferred stock into common stock	—	239,990
Conversion of convertible preferred stock warrants into common stock warrants	—	648
Increase in deferred revenue related to distributor agreement	—	3,017
Unvested portion of early exercised stock options	—	901
Unpaid deferred offering costs	—	56
Vesting of early exercised stock options	226	153
Change in unrealized gain on short-term investments	8	—
Purchases of property and equipment included in accounts payable	—	84

The accompanying notes are an integral part of these consolidated financial statements.

TRIVASCULAR TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	The Company

TriVascular Technologies, Inc. (the “Company”) was incorporated in the state of Delaware in July 2007 and began operations on March 28, 2008. The Company is a medical device company developing and commercializing innovative technologies to significantly advance minimally invasive treatment of abdominal aortic aneurysms (“AAA”). The Ovation® System, the Company’s solution for the treatment of AAA through minimally invasive endovascular aortic repair (“EVAR”), is a new stent graft platform, providing an innovative and effective alternative to conventional devices. It is designed specifically to address many of the limitations associated with conventional EVAR devices and expand the pool of patients eligible for EVAR. The Company received CE Mark clearance in August 2010 and began commercial sales of its Ovation System in Europe in September 2010. In October 2012, the Company received approval from the U.S. Food and Drug Administration (“FDA”) for the Ovation System for the treatment of AAA and began commercial sales in the United States in November 2012.

As a medical device company with little commercial operating history, the Company is subject to all of the risks and expenses associated with a growing company. The Company must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, and support the expense of developing and marketing new products based on innovative technology. In the course of its development activities, the Company has sustained significant operating losses. Even if development and marketing efforts are successful, substantial time may pass before significant revenues will be realized, and during this period, the Company will require additional funds, the availability of which cannot be reasonably assured.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements in this Quarterly Report on Form 10-Q have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). These financial statements include the financial position, results of operations, and cash flows of the Company, including its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

The interim financial data as of June 30, 2015, is unaudited and is not necessarily indicative of the results for a full year or any interim period. In the opinion of the Company’s management, the interim data includes all normal and recurring adjustments necessary for a fair statement of the Company’s financial results for the three and six months ended June 30, 2015. The December 31, 2014 consolidated balance sheet data was derived from audited financial statements. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to SEC rules and regulations relating to interim financial statements.

The accompanying Consolidated Financial Statements should be read in conjunction with the Company’s audited Consolidated Financial Statements and Notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 9, 2015.

On April 22, 2014, the Company completed its initial public offering (“IPO”) of 7,475,000 shares of common stock, which included the exercise in full by the underwriters in the offering of their option to purchase 975,000 additional shares of common stock, at an offering price of $12.00 per share. The Company received net proceeds of approximately $81.1 million, after deducting underwriting discounts and commissions and offering expenses. In connection with the IPO, the Company’s outstanding shares of convertible preferred stock were automatically converted into 11,601,860 shares of common stock and warrants exercisable for convertible preferred stock were automatically converted into warrants exercisable for 192,472 shares of common stock, resulting in the reclassification of the related redeemable convertible preferred stock warrant liability of $0.6 million to additional paid-in capital.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material.

Segment Information

The Company considers operating segments to be components of the Company in which separate financial information is available that is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and in assessing performance. The chief operating decision maker for the Company is the Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, accompanied by information about revenue by geographic region, for purposes of allocating resources and evaluating financial performance. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results or plans for levels or components below the consolidated unit level. Accordingly, the Company has determined that it has a single reportable and operating segment structure. The Company and its Chief Executive Officer evaluate performance based primarily on revenue in the geographic locations in which the Company operates.

Revenues by geography are based on the billing address of the customer. The following table sets forth revenue by geographic area (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
United States (U.S.)	$7,045	$5,176	$12,564	$9,778
International	2,688	2,622	5,194	5,054

Total	$9,733	$7,798	$17,758	$14,832

The U.S. is the only country with revenues accounting for more than 10% of the Company’s total revenues. For the three months ended June 30, 2015 and 2014, revenues in the U.S. represented 72% and 66%, respectively, while in the six months ended June 30, 2015, revenues in the U.S. represented 71% and 66%, respectively.

Long-lived assets and operating income outside the U.S. are not material; therefore disclosures have been limited to revenue.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposit accounts and institutional money market funds held in U.S. and foreign banks. Cash equivalents consist of highly liquid investment securities with original maturities at the date of purchase of three months or less and can be exchanged for a known amount of cash.

Investments

At June 30, 2015, the Company’s investments consisted of investments, with maturities of longer than 90 days from the date of purchase but less than a year based on expected maturity dates. They are classified as available for sale as the Company can liquidate their securities as needed, and changes in fair value between accounting periods are included in accumulated other comprehensive loss on the consolidated balance sheet until the securities are sold. Discounts or premiums are amortized to interest income and other expense, net using the interest method.

Accounts Receivable

Trade accounts receivable are recorded at the invoice amount and do not include interest. The Company regularly reviews accounts for collectability and establishes an allowance for probable credit losses and writes off uncollectible accounts as necessary. The Company recorded an allowance of doubtful accounts of $111,000 and $72,000 at June 30, 2015 and December 31, 2014, respectively.

Inventories

The Company values inventory at the lower of cost to purchase or manufacture the inventory or the market value for such inventory. Cost is determined using the standard cost method which approximates the first-in first-out method. The Company regularly reviews inventory quantities in consideration of actual loss experiences, projected future demand, and remaining shelf life to record a provision for excess and obsolete inventory when appropriate.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

The depreciation and amortization periods for the Company’s property and equipment are as follows:

Equipment and software	3 years
Laboratory machinery and equipment	3–5 years
Furniture and fixtures	5 years

Leasehold improvements are amortized over the lesser of their useful lives or the remaining life of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the consolidated balance sheet and the resulting gain or loss is reflected in operations in the period realized. Cost of maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized.

Goodwill and Indefinite Lived Intangible Assets

The Company has recorded goodwill and intangible assets on the consolidated balance sheets. The Company classifies intangible assets into three categories: (1) goodwill; (2) intangible assets with indefinite lives not subject to amortization; and (3) intangible assets with definite lives subject to amortization.

Goodwill and intangible assets with indefinite lives are not amortized. The Company assesses goodwill and intangible assets with indefinite lives for impairment on an annual basis in the fourth quarter of each year or more frequently if indicators of impairment exist. For the purpose of testing goodwill for impairment, the Company has determined that it has one reporting unit.

Convertible Preferred Stock Warrant Liability

Freestanding warrants related to convertible preferred stock shares that are contingently redeemable were classified as a liability on the Company’s consolidated balance sheet at December 31, 2013. The convertible preferred stock warrants were subject to re-measurement at each balance sheet date, and any change in fair value was recognized as a component of interest income and other expense, net. The Company continued to adjust the liability for changes in fair value until the completion of the IPO in April 2014, at which time all redeemable convertible preferred stock warrants were converted into warrants to purchase common stock and the liability was reclassified to additional paid-in capital. See Note 5.

Revenue

The Company recognizes revenue when all of the following criteria are met:

•	persuasive evidence of an arrangement exists;

•	the sales price is fixed or determinable;

•	collection of the relevant receivable is probable at the time of sale; and

•	delivery has occurred or services have been rendered.

For sales directly to hospitals or medical facilities, the Company recognizes revenue upon completion of a procedure, which is when the product is implanted in a patient, and a valid purchase order has been received. For distributor sales, the Company recognizes revenue at the time of shipment of product, as this represents the point that the customer has taken ownership and assumed risk of loss. The Company does not offer rights of return or price protection and has no post-delivery obligations. The Company offers rights of exchange in limited circumstances for products with a short shelf life at the time of shipment, and has established a $0.1 million reserve for such exchanges included in accrued liabilities and other on the consolidated balance sheets at June 30, 2015 and December 31, 2014.

Income Taxes

The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or income tax returns. In estimating future tax consequences, expected future events other than enactments or changes in the tax law or rates are considered. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company operates in various tax jurisdictions and is subject to audit by various tax authorities. The Company provides for tax contingencies whenever it is deemed probable that a tax asset has been impaired or a tax liability has been incurred for events such as tax claims or changes in tax laws. Tax contingencies are based upon their technical merits, relative tax law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax contingencies.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) a determination is made as to whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold the Company recognizes the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority.

Other Comprehensive Loss

Other comprehensive loss represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. The Company’s other comprehensive loss consists of its net loss and changes in accumulated other comprehensive loss, which represents unrealized gains (losses) on investments and foreign currency translation adjustments.

Currency Translation

The Euro is the functional currency of the Company’s wholly-owned subsidiaries in Italy and Germany, the Swiss Franc is the functional currency of the Company’s wholly-owned subsidiary in Switzerland and the Canadian Dollar is the functional currency of the Company’s wholly-owned subsidiary in Canada. Accordingly, the assets and liabilities of these subsidiaries are translated into United States dollars using the current exchange rate in effect at the balance sheet date and equity accounts are translated into United States dollars using historical rates. Revenues and expenses are translated using the average exchanges rates in effect when the transactions occur. Foreign currency translation adjustments are recorded within accumulated other comprehensive loss, a separate component of stockholders’ equity, on the consolidated balance sheets. Foreign exchange transaction gains and losses have not been material to the Company’s consolidated financial statements for all periods presented.

Stock-Based Compensation

The Company’s determination of the fair value of stock options on the date of grant and shares to be issued to employees under the Employee Stock Purchase Plan (“ESPP”) utilizes the Black-Scholes option-pricing model, and is impacted by its common stock price as well as changes in assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, expected common stock price volatility, expected term, risk-free interest rates and expected dividends. For restricted stock unit (“RSU”) awards, the fair value is determined based on the closing price on the NASDAQ Global Select Market on the date of the award.

The fair value is recognized over the period during which services are rendered, known as the requisite service period on a straight-line basis for awards that vest based on service conditions. Stock-based compensation expense recognized at fair value includes the impact of estimated forfeitures. The Company estimates future forfeitures at the date of grant and revises the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustments as the underlying equity instruments vest. The fair value of options granted to consultants is expensed when vested. The non-employee stock-based compensation expense was not material for all periods presented.

Cash flows resulting from the tax benefits for tax deductions resulting from the exercise of stock options in excess of the compensation expense recorded for those options (excess tax benefits) are classified as cash flows from financing activities in the consolidated statements of cash flows; however there were no cash flow impacts from excess tax benefits during the three and six months ended June 30, 2015 or 2014.

Estimating the fair value of equity-settled awards as of the grant date using valuation models, such as the Black-Scholes option pricing model, is affected by assumptions regarding a number of complex variables. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop. For valuations of all equity awards utilizing the Black-Scholes option-pricing model to date, the Company estimated the expected term and the volatility data based on a study of publicly traded industry peer companies and the Company’s actual experience since the IPO. For purposes of identifying these peer companies, the Company considered the industry, stage of development, size and financial leverage of potential comparable companies. The risk-free interest rate is based on the yield available on U.S. Treasury zero-coupon issues similar in duration to the expected term of the equity-settled award.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares that were outstanding for the period, without consideration for potential common shares. Prior to April 22, 2014, the Company had convertible preferred stock, all of which converted into common stock at the closing of the IPO. Because the holders of the Company’s convertible preferred stock and its restricted common shares were entitled to participate in dividends and earnings of the Company when dividends are paid on common stock, the Company would have applied the two-class method in calculating its earnings per share for periods when the Company generates net income. The two-class method requires net income to be allocated between the common and preferred stockholders based on their respective rights to receive dividends, whether or not declared. Because the convertible preferred stock and restricted common stock were not contractually obligated to share in the Company’s losses, no such allocation was made for any period presented given the Company’s net losses. Diluted net loss per share is calculated by dividing the net loss by the sum of the weighted-average number of dilutive potential common shares outstanding for the period determined using the treasury-stock method or the as-converted method. Potentially dilutive shares are comprised of convertible preferred stock, convertible preferred stock and common stock warrants, shares purchased with nonrecourse loans and options outstanding under the Company’s equity incentive plans. Purchase rights granted pursuant to the Company’s ESPP are excluded from the basic net loss per share calculation because the employee’s participation in the ESPP is revocable, and such rights will not be included until the shares subject to the purchase rights are purchased by the employee. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss and potentially dilutive shares being anti-dilutive.

The following equity shares were excluded from the calculation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented (shares for the convertible preferred stock and convertible preferred stock warrants were determined based on the applicable conversion ratios):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Convertible preferred stock	—	1,912,395	—	6,703,297
Employee stock options	2,400,225	2,192,423	2,386,878	1,849,739
RSUs	762,490	—	718,940	—
Convertible preferred stock warrants	—	27,015	—	124,159
Common stock warrants	395,863	391,152	395,863	408,367

Total	3,558,578	4,522,985	3,501,681	9,085,562

3.	Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update (“ASU”) No. 2014-09. ASU 2014-09 provided guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. In July 2015, the FASB deferred the effective date to the reporting periods beginning after December 15, 2017, for public companies. Early adoption prior to the original effective date of January 1, 2017, is not permitted. The updated standard will be effective for the Company in the first quarter of 2018. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued new guidance related to the disclosures around going concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our financial statements.

In April 2015, the FASB issued ASU No. 2015-03. ASU 2015-03 simplifies presentation of debt issuance costs, by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The actual recognition and measurement guidance for debt issuance costs are not affected by this guidance. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on our financial statements.

In July 2015, the FASB issued guidance which requires entities to measure most inventory “at the lower of cost and net realizable value (“NRV”),” thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. Under the new guidance, inventory is “measured at the lower of cost and net realizable value,” which eliminates the need to determine replacement cost and evaluate whether it is above the ceiling (NRV) or below the floor (NRV less a normal profit margin). The guidance defines NRV as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” The guidance is effective for annual periods beginning after December 15, 2016, and interim periods therein. Early application is permitted. The Company is evaluating the impact of adoption of this guidance on its financial position and results of operations.

4.	Stock-Based Compensation

The Company classifies stock-based compensation expense in the accompanying Consolidated Statements of Comprehensive Loss based on the department to which a recipient belongs. The following table sets forth stock-based compensation expense related to all stock-based compensation arrangements for the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cost of goods sold	$90	$65	$172	$86
Research and development	233	91	364	153
Sales, general and administrative	935	517	1,769	896

Total	$1,258	$673	$2,305	$1,135

5.	Fair Value Measurements

The carrying amount of certain financial instruments, including accounts receivable, accounts payable, and accrued liabilities, approximate fair value due to their relatively short maturities.

The Company discloses and recognizes the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date;

Level 2	Inputs other than quoted prices that are observable for the assets or liability either directly or indirectly, including inputs in markets that are not considered to be active;

Level 3	Inputs that are unobservable.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at June 30, 2015, by level within the fair value hierarchy (in thousands):

	Assets or Liabilities at Fair Value
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents (1)	$—	$8,225	$—	$8,225
Corporate debt securities	—	20,364	—	20,364
U.S. Treasury securities	—	2,954	—	2,954
Asset-backed securities	—	7,430	—	7,430

Total	$—	$38,973	$—	$38,973

(1)	Cash equivalents included money market funds and corporate debt securities with a maturity of three months or less from the date of purchase.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2014, by level within the fair value hierarchy (in thousands):

	Assets or Liabilities at Fair Value
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents (1)	$—	$16,679	$—	$16,679
Corporate debt securities	—	31,330	—	31,330
U.S. Treasury securities	—	4,953	—	4,953
Asset-backed securities	—	9,801	—	9,801

Total	$—	$62,763	$—	$62,763

(1)	Cash equivalents included money market funds and corporate debt securities with a maturity of three months or less from the date of purchase.

The fair value of the Company’s Series C and D convertible preferred stock warrant liabilities was based on Level 3 inputs. The Company valued the Series C convertible preferred stock warrant liabilities and the Series D convertible preferred stock warrant liabilities using the Black-Scholes model as well as the residual value approach until they converted to warrants to purchase common stock in connection with the IPO.

The table below presents the activity of Level 3 liabilities during the year ended December 31, 2014, (in thousands):

December 31, 2014
Warrant liabilities balance at the beginning of the period	$1,280
Change in fair value of warrant liabilities	(633)
Transfer of warrant liabilities to additional paid-in capital	(647)

Warrant liabilities balance at the end of the period	$—

6.	Balance Sheet Components

Short-term Investments

Short-term investments consisted of the following estimated fair value at June 30, 2015 and December 31, 2014 (in thousands):

At June 30, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Corporate debt securities	$20,365	$—	$(2)	$20,363
U.S. Treasury securities	2,953	1	—	2,954
Asset-backed securities	7,431	—	(1)	7,430

Total	$30,749	$1	$(3)	$30,747

At December 31, 2014	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
Corporate debt securities	$31,333	$—	$(3)	$31,330
U.S. Treasury securities	4,956	—	(3)	4,953
Asset-backed securities	9,805	—	(4)	9,801

Total	$46,094	$—	$(10)	$46,084

All investments have a maturity of less than one year. Management reviewed the short-term investments as of the end of the periods presented and concluded that there are no securities with other than temporary impairments in its investment portfolio. The Company will not likely be required to sell the investments before recovery of their amortized cost basis at the expected maturity.

Inventories

Inventories consisted of the following (in thousands):

	June 30, 2015	December 31, 2014
Raw material	$3,175	$3,731
Work-in-process and sub-assemblies	3,419	2,422
Finished goods	2,545	2,417

Total	$9,139	$8,570

Property and equipment

Property and equipment consist of the following (in thousands):

	June 30, 2015	December 31, 2014
Laboratory, machinery and equipment	$7,174	$7,129
Equipment and software	2,266	2,261
Leasehold improvements	5,657	5,657
Furniture and fixtures	325	321

	15,422	15,368
Less: Accumulated depreciation and amortization	(14,365)	(14,120)

Total	$1,057	$1,248

The Company recognized depreciation and amortization expense on property and equipment during the periods indicated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Depreciation and amortization expense	$121	$132	$243	$273

Goodwill and other intangible assets, net

The goodwill and the indefinite-lived intangible assets on the consolidated balance sheets was $8.3 million and $1.2 million, respectively, for all periods presented.

Accrued liabilities and other

Accrued liabilities and other consist of the following on the accompanying consolidated balance sheets (in thousands):

	June 30, 2015	December 31, 2014
Accrued compensation and related expenses	$5,478	$6,639
Other accrued expenses	2,141	1,826

Total	$7,619	$8,465

7.	Distribution Agreement

On January 1, 2014, the Company entered into a distribution agreement (the “Distribution Agreement”) with Century Medical, Inc. (“Century”) with respect to the anticipated distribution of the Company’s Ovation and Ovation Prime medical devices in Japan. Under the terms of a secured note purchase agreement, Century agreed to loan the Company an aggregate of up to $6.0 million, with principal due in January 2019, under the agreement, subject to certain conditions. Under this facility, the Company received $4.0 million on January 10, 2014 and received the remaining $2.0 million on March 18, 2014, as the Company had achieved trailing 12-month revenues of $20 million and no material adverse event had occurred. The notes bear 5% annual interest which is payable quarterly in arrears through January 9, 2019, the maturity date when the entire principal balance becomes due. In return for the loan commitment, the Company granted Century distribution rights to the Company’s planned Ovation and Ovation Prime product line in Japan, and a right of first negotiation for distribution rights in Japan to future products. Century will be responsible for securing regulatory approval from the Ministry of Health in Japan for the Ovation and Ovation Prime product lines.

Proceeds from the note and granting the distribution rights were allocated to the note based on its aggregate fair value of $3.0 million at the dates of receipt. This fair value was determined by discounting cash flows using a discount rate of 15%, which the Company estimated as market rate of borrowing that could be obtained by companies with credit risk similar to the Company’s. The remainder of the proceeds of $3.0 million was recognized as debt issuance discount and allocated to the value of the distribution rights granted to Century under the Distribution Agreement. It is included in deferred revenue in other long term liabilities on the consolidated balance sheets. The deferred revenue will be recognized on a straight-line basis over the term of the Distribution Agreement, beginning upon the first sale by Century of the Ovation and Ovation Prime products in Japan.

8.	Commitments and Contingencies

Operating Leases

The Company’s headquarters’ facility lease expires on February 28, 2018. The Company also has immaterial office leases in its subsidiary locations. Total lease expense for the periods indicated was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Lease expense	$293	$287	$581	$568

The Company recognizes lease expense on a straight-line basis over the life of the lease. In addition to the lease obligation, the Company pays for common area maintenance and insurance for the facility. The Company also has various office equipment leases for copiers and postage machines.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. There were no contingent liabilities requiring accrual at June 30, 2015.

Employment Agreements

The Company enters into employment agreements with its executive officers. The contracts do not have a fixed term and are constructed on an at-will basis. Some of these contracts provide executives with the right to receive certain additional payments and benefits after a change in control, as defined in such agreements.

Indemnification

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to the Company’s technology. The term of these indemnification agreements is generally perpetual. The maximum potential amount of future payments the Company could be required to make under these agreements is not determinable because it involves claims that may be made against the Company in the future, but have not yet been made.

The Company has entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of the individual.

The Company has not incurred costs to defend lawsuits or settle claims related to these indemnification agreements. No liability associated with such indemnifications has been recorded to date.

9.	Notes Payable

Century Medical, Inc. Subordinated Loan

In connection with the Distribution Agreement with Century (see Note 7), the Company entered into a secured note purchase agreement and a related security agreement, pursuant to which Century agreed to loan to the Company up to an aggregate of $6.0 million, which amount was received in the first quarter ended March 31, 2014. This note bears 5% annual interest which is payable quarterly in arrears on the last business day of March, June, September and December of each year through January 9, 2019, the maturity date when the total $6.0 million of principal becomes due. The debt issuance discount of approximately $3.0 million is reflected as a reduction in long-term debt and is being amortized as interest expense over the term of the note using the effective interest method. The loan contains various affirmative and negative covenants and customary events of default, including if a material adverse change occurs with respect to the Company’s business, operations or financial condition, and is subordinated to the Company’s term loan with Capital Royalty.

The Company made the following interest payments in the periods indicated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Interest Payments	$75	$75	$150	$123

As of June 30, 2015, the Company was in compliance with all its covenants.

On November 4, 2014, the Company entered into a First Amendment to Loan Agreement with Century primarily to conform certain terms of the existing term loan agreement between the Company and Century to those of the Amended and Restated Term Loan Agreement with Capital Royalty.

Capital Royalty Term Loan

On October 12, 2012, the Company executed a Term Loan Agreement with Capital Royalty Partners II L.P. and its affiliate Parallel Investment Opportunities Partners II L.P. (collectively “Capital Royalty”) for up to a $50 million term loan to be used to pay off the Company’s then existing senior notes held by a previous lender and to fund operations. The loan could be drawn in two tranches. The first tranche of $40 million was drawn in October 2012, and an additional amount up to $10 million could have been available upon achievement of a revenue-based milestone, if notice of that achievement was issued by May 31, 2014. While the Company timely achieved the revenue-based milestone, it elected not to draw down additional funds. The loan bore interest at a rate of 14.0%, based upon a year of 360 days and actual days elapsed. Prior to September 30, 2017, the Company could, at its election pay the interest as follows: 11.5% per annum paid in cash and 2.5% per annum paid in-kind in the form of additional term loans, or PIK Loans. Payments under the loan were made on a quarterly basis with payment dates fixed at the end of each calendar quarter (“Payment Dates”). The notes were interest-only through the 14th Payment Date (March 31, 2016) following funding. Following the interest-only period principal payments were to be made in equal installments at the end of the six subsequent calendar quarters. The notes matured on the 20th Payment Date (September 30, 2017). In connection with the loan, the Company paid a loan origination fee of 1% and issued warrants to purchase 167,611 shares of common stock at $0.41 per share. The initial fair value of the warrants was $496,000 and resulted in a discount to the notes payable, which is being accreted to interest income and other income (expense), net in the statements of comprehensive loss over the life of the loan.

On November 4, 2014, the Company entered into the Amended and Restated Term Loan Agreement with Capital Royalty amending the original term loan. In connection with this amendment, the Company increased borrowings under the facility by drawing down $10 million upon closing of the transaction on November 21, 2014. Additionally, subject to the achievement of certain revenue milestones, the Company had an option to access up to an additional $15 million on or before December 31, 2015.

The Amended and Restated Term Loan Agreement primarily amended the terms of the original term loan agreement to increase the borrowing amount, reduce the applicable interest rate from 14.0% to 12.5%, extend the interest only payment period through September 30, 2018 and extend the final maturity date to June 30, 2020. Interest is payable, at the Company’s option, (i) in cash at a rate of 12.5% per annum or (ii) 9.0% of the 12.5% per annum in cash and 3.5% of the 12.5% per annum being added to the principal of the loan and subject to accruing interest. Interest-only payments are due quarterly on March 31, June 30, September 30 and December 31 of each year of the interest-only payment period. Thereafter, in addition to interest accrued during the period, the quarterly payments shall include an amount equal to the outstanding principal at September 30, 2018 divided by the remaining number of quarters prior to the end of the term of the loan which is June 30, 2020. The Amended and Restated Term Loan Agreement provides for prepayment fees of 4% of the outstanding balance of the loan if the loan is repaid prior to September 30, 2015. The prepayment fee is reduced by 1% per year for each subsequent year.

Certain affirmative and negative covenants were also amended to provide the Company with additional flexibility. The principal financial covenants require that the Company attain minimum annual revenues of $30.0 million in 2015, $45.0 million in 2016, $60.0 million in 2017, $75.0 million in 2018 and $90.0 million thereafter. The loan and security agreement provides that an event of default will occur if, among other triggers, (1) the Company defaults in the payment of any amount payable under the agreement when due, (2) there occurs any circumstance or circumstances that could reasonably be expected to result in a material adverse effect on the Company’s business, operations or condition, or on the Company’s ability to perform its obligations under the agreement, (3) the Company becomes insolvent, (4) the Company undergoes a change in control or (5) the Company breaches any negative covenants or certain affirmative covenants in the agreement or, subject to a cure period, otherwise neglects to perform or observe any material item in the agreement. The repayment of the term loan may be accelerated, at the option of Capital Royalty, following the occurrence of an event of default, which would require the Company to pay to Capital Royalty an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the final payment, plus (iii) all other sums, that shall have become due and payable but have not been paid, including interest at the default rate with respect to any past due amounts plus the Prepayment Premium.

The term loan, as amended, continues to be collateralized by a first priority security interest on all of the Company’s assets excluding property not assignable without consent by a third party, trademarks that would be invalid by reason of including it in the collateral and 35% of the ownership interest in a foreign subsidiary.

As of June 30, 2015, the Company was in compliance with all of the covenants.

In August 2015, the Company entered into an agreement with Capital Royalty and its affiliate funds amending and restating the above terms. See Note 13 “Subsequent Events.”

Boston Scientific Corporation Note Payable

In March 2008, in conjunction with the acquisition of Boston Scientific Santa Rosa, or BSSR, the Company issued a promissory note in the amount of approximately $3.5 million to the prior owners of BSSR as part of the purchase consideration. The note bore an interest rate of 5.25% per annum and would have matured on March 28, 2018 per the original terms. The note (along with unpaid accrued interest) was repayable upon the earlier of (a) the date upon which initial public offering is consummated, or (b) the sale of the Company, including liquidation, dissolution or winding up. The Company repaid the note in full, including all accrued interest and the unamortized debt discount, subsequent to the closing of the IPO in April 2014. Warrants to purchase up to 223,487 shares of common stock expired unexercised upon the IPO in April 2014.

10.	Stockholders’ Equity

In February 2014, the Company’s board of directors and stockholders approved an amendment to the amended and restated certificate of incorporation effecting a reverse stock split within a specified range with the final ratio to be determined by a committee of the board of directors. In March 2014, the committee of the board of directors approved a 1-for-40.57 reverse stock split of the Company’s issued and outstanding shares of common stock and the corresponding adjustments to the conversion ratio of the convertible preferred stock. The reverse split was implemented on April 1, 2014. The par value of the common and convertible preferred stock was not adjusted as a result of the reverse stock split. All issued and outstanding share and per share amounts included in the accompanying consolidated financial statements have been adjusted to reflect this reverse stock split for all periods presented.

Each share of Series A, Series B, Series C, Series D and Series E convertible preferred stock were automatically converted into common stock immediately upon the completion of the Company’s initial public offering on April 22, 2014.

As of June 30, 2015, the Company has reserved sufficient shares of common stock for exercise of the warrants, stock options and other equity incentive awards, and issuance of shares under the ESPP.

Warrants

The Company had warrants to purchase 395,863 shares of its common stock outstanding as of June 30, 2015. The Company’s convertible preferred stock warrants all converted to warrants to purchase common stock in April 2014.

11.	Equity Incentive Plans

In April 2014, the Company adopted the ESPP. A total of 500,000 shares of common stock were initially reserved for issuance under the ESPP, subject to certain annual adjustments. After such annual increase on January 1, 2015, there were 621,601 shares of common stock reserved for issuance under the ESPP. The initial offering under the ESPP commenced on the IPO date and has a duration of approximately 24 months, consisting of four approximately six-month purchase periods. The first purchase period ended on October 31, 2014, when 82,226 shares were purchased at a specified discount. The second purchase period ended on April 30, 2015, when 109,649 shares were purchased at a specified discount. The Company recorded amounts that had been withheld from employees for that purchase of $194,000 in accrued liabilities and other at June 30, 2015, for the next purchase period, which will end on October 31, 2015.

In April 2014, the Company adopted the 2014 Equity Incentive Plan (the “2014 Plan”). A total of 2,750,000 shares of common stock were initially reserved for issuance under the 2014 Plan, subject to certain annual adjustments. After such annual increase on January 1, 2015, there were 3,565,307 shares of common stock reserved for issuance under the 2014 Plan. The 2014 Plan provides for the granting of stock options, RSUs and other equity awards to employees, directors and consultants of the Company. Options granted under the 2014 Plan may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). ISOs may be granted only to Company employees while NSOs may be granted to all eligible recipients. At June 30, 2015, there were 1,057,001 shares of common stock subject to outstanding options under the 2014 Plan.

In April 2008, the Company adopted the 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan provided for the granting of stock options to employees, directors and consultants of the Company. In connection with the IPO, the 2008 Plan terminated in April 2014, and no further grants may be made from the 2008 Plan, while previously granted options continue in accordance with their respective terms. At June 30, 2015, there were 1,343,224 shares of common stock subject to remaining outstanding options under the 2008 Plan.

Options under the 2014 and 2008 Plans have terms of up to ten years. The exercise price of an ISO may not be less than 100% of the fair market value of the shares on the date of grant; the exercise price for an NSO may not be less than 100% of the fair market value of the shares on the date of grant and the exercise price of an ISO or an NSO granted to a more than 10% shareholder may not be less than 110% of the fair market value of the shares on the date of grant. Options become exercisable as determined by the compensation committee of the board of directors. Options expire as determined by the board of directors but not more than ten years after the date of grant.

Restricted Stock Units

Following its IPO, the Company began granting other equity incentive awards, such as RSUs, to its employees and service providers. RSUs are awards that cover a number of shares of the Company’s common stock that may be settled upon vesting by the issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment, and may contain settlement deferral features. The Company expects that RSUs it will utilize for its executives and employees, generally, will vest as to 25% on a specified date within the calendar quarter nearest to the first anniversary of the vesting commencement date and as to additional 25% on the second, third and fourth such anniversaries. The Company expects that RSUs it will utilize for its U.S. sales force, generally, will vest as to 50% on a specified date within the calendar quarter nearest to the second anniversary of the vesting commencement date, as to 25% on the third such anniversary and as to the remaining 25% on the fourth such anniversary. As of June 30, 2015, there were 800,993 RSUs outstanding. Of these, 38,503 RSUs were included in the basic EPS at June 30, 2015, on the Consolidated Statements of Comprehensive Loss as they were fully vested, but not considered issued and outstanding as they are subject to a settlement deferral feature upon termination of employment or a change in control.

12.	Income Tax Expense

The Company applied an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision for interim periods, as required under U.S. GAAP. The Company recorded a provision for income taxes of the following amounts for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Provision for income taxes	$65	$77	$132	$100
Effective tax rate	(0.44%)	(0.53%)	(0.43%)	(0.34%)

The Company’s ETR for the periods shown differs from the U.S. federal statutory tax rate of 35% primarily as a result of nondeductible expenses, state income taxes, foreign income taxes, and the impact of a full valuation allowance on its deferred tax assets.

The Company has evaluated the available evidence supporting the realization of its deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that its net deferred tax assets will not be realized in the U.S. and certain foreign jurisdictions. Due to uncertainties surrounding the realization of the deferred tax assets, the Company maintains a full valuation allowance against substantially all deferred tax assets. If/when the Company determines that it will be able to realize some portion or all of its deferred tax assets, an adjustment to its valuation allowance on its deferred tax assets would have the effect of increasing net income, or decreasing net loss, in the period that such determination is made.

13.	Subsequent Events

On August 3, 2015, the Company entered into an agreement with Capital Royalty Partners II L.P. and its affiliate funds (collectively, “CRG”) amending the existing term loan agreement under which the Company previously borrowed $50 million, as discussed in Note 9 (the “Existing Term Loan Agreement”).

The agreement primarily amends the terms of the Existing Term Loan Agreement to increase the borrowing amount to up to $95.0 million, net of financing fees. The Company continues to have the option to access up to $15.0 million on or before December 31, 2015, subject to achievement of certain revenue milestones. The newly available debt of $30.0 million is divided amongst two tranches. The first new tranche consists of $10.0 million in convertible notes with an interest rate of 8%. The convertible notes are convertible into the Company’s common stock at a price of $8.00 per share at CRG’s option, or, if our common stock trades above $8.00 per share for twenty consecutive trading days, at our option. The second new tranche consists of $20.0 million of borrowings that may be available to draw upon the achievement of $12.5 million of net revenue in any consecutive 3-month period before December 31, 2016 and has the same interest, payment, and other material terms as the existing borrowings under this loan.

The principal financial covenants were also amended to require that the Company attain minimum annual revenues of $30.0 million in 2015, $43.0 million in 2016, $55.0 million in 2017, $70.0 million in 2018 and $90.0 million thereafter.

The Company intends to seek an amendment to the loan agreement with Century primarily to obtain Century’s consent to the subordination of the increased loan amounts, which will be required prior to the draw down of any of the non-convertible tranches unless the convertible notes are converted in full, in which case access to up to the additional $15.0 million may be available without Century’s consent